Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-101526 on Form S-8 of our reports dated April 16, 2007 relating to the financial statements of Cadbury Schweppes plc (which expresses an unqualified opinion and includes an explanatory paragraph relating to differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 20-F of Cadbury Schweppes plc for the year ended 31 December 2006.
Deloitte and Touche LLP
Chartered Accountants and Registered Auditors
London, United Kingdom
April 16, 2007